Exhibit 99.3

BOARD GOVERNANCE AND NOMINATING COMMITTEE CHARTER

OF THE

BOARD OF DIRECTORS OF HERBST GAMING, LLC

PURPOSE OF THE COMMITTEE

The purpose of the Board Governance and Nominating Committee (“Committee”) of the Board of Directors of Herbst Gaming, LLC (the “Company”) shall be to identify and to select individuals qualified to serve as members of its Board and  committees; to develop and recommend the Committee structure to the Board; to recommend to the Board a slate of Director-nominees for the next annual meeting of stockholders; to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; to review succession plans of the Company’s Chairman and Chief Executive Officer; and to oversee the evaluation of the Board and management.

COMPOSITION OF THE COMMITTEE

The Board Governance and Nominating Committee shall consist of a minimum of two directors.  Members of the Committee shall be appointed by the Board of Directors after receiving the recommendation of the Board Governance and Nominating Committee and may be removed by the Board in its discretion.  Any vacancy on the Committee shall be filled by majority vote of the Board after receiving the recommendation of the Board Governance and Nominating Committee.

The Chairman of the Board Governance and Nominating Committee shall be elected by the Board of Directors, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Each member of the Committee shall be “independent” under the applicable rules of the New York Stock Exchange, Inc. (the “NYSE”), and any additional requirements that the Board deems appropriate.

MEETINGS

The Committee shall meet at such times as it determines to be necessary or appropriate, but not less than four times per year.  The Committee is governed by the same rules regarding meetings, action without meetings, notice, waiver of notice, quorum and voting requirements as are applicable to the full Board of Directors.

The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

The Committee is authorized to adopt its own rules of procedure that do not conflict with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, (c) the New York Stock Exchange Listed Company Manual, or, (d) federal or Nevada state law.  Although the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or Nevada state law.

AUTHORITY, RESPONSIBILITIES, AND LIMITATIONS

In furtherance of its purpose, the Committee shall have the following authority, responsibilities, and limitations consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE, or any other applicable regulatory authority:

1.              Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, which shall be consistent with the NYSE rules and any applicable laws, regulations and listing standards and review those guidelines at least once each year, and address on an ad hoc basis, any other governance issues that may arise from time to time.

2.              Annually, review the Company’s Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers

3.              Develop and recommend to the Board standards to be applied in making determinations as to the “independence” of directors and the absence of “material” relationships between the Company and a director.

4.              Recommend to the Board from time to time any changes that the Committee believes are desirable to the size of the Board or any committee thereof and, in cooperation with the applicable committee, recommend to the Board any potential changes to the charter of any committee thereof.

5.              Develop the criteria for the selection of new directors to serve on the Board.

6.              Review at least annually the then-current composition of the Board, as a whole, and recommend, if appropriate, measures to be taken so that the Board contains at least the minimum number of independent directors required by the NYSE and any additional requirements that the Board of Directors deems appropriate.

7.              Recommend to the Board the slate of nominees to stand for election or re-election as directors at the annual meeting of the stockholders or to fill a vacancy, pursuant to the Bylaws of the Company.  In identifying candidates, the Committee shall take into consideration such factors as it deems appropriate.  The Committee will also consider candidates proposed by stockholders, provided that such candidates are nominated in accordance with the Company’s Bylaws.

8.              Recommend to the Board, directors to serve on committees of the Board (including this Committee).

9.              Recommend to the Board, directors to serve as chairperson of each respective committee of the Board.

10.        Recommend to the Board any procedures of the Board that the Committee deems appropriate, including but not limited to procedures with respect to the waiver by the Board of any corporate rule, guideline, procedure or corporate governance guideline of the Company.

11.        Establish an evaluation process of the Board, its Committees and management.

12.        Oversee the evaluation of the Board as a whole and evaluate and report to the Board on the performance and effectiveness of the Board, its committees and management.

13.        Oversee the orientation and continuing education of members of the Board of Directors.  The Committee shall, from time to time, recommend such educational programs for the full Board, any Committee or any individual director as the Committee deems necessary or appropriate.

14.        Review Chairman, Chief Executive Officer and other executive succession plans at least annually.

15.        Develop and recommend to the Board a set of corporate governance guidelines governing the Company’s participation in the political process and review, at least annually, the Company’s political activities and contributions.

16.        Review at least annually the Company’s charitable contribution and community involvement.

17.        Report to the full Board of Directors, at the next regularly scheduled Board meeting, all significant issues discussed and recommendations to be acted upon by the Board.

DELEGATION OF AUTHORITY

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis, evaluate its performance.  In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate.  The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following:  the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other consultants, search firms, or advisers as it deems necessary or appropriate.  The Committee shall have the sole authority to retain or terminate any consultant to assist the Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, such fees to be borne by the Company.

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Although the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

Adopted February 10, 2011